  EX. 99.28(d)(10)(i)

Amended and Restated Sub-Sub-Investment Advisory Agreement

AGREEMENT dated September 2, 2021 and further amended and restated September 13, 2021, between BlackRock Investment Management, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”), and BlackRock (Singapore) Limited, a company incorporated under the laws of Singapore (the “Sub-Sub-Adviser”).

WHEREAS, JNL Series Trust (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company;

WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies and limitations;

WHEREAS, pursuant to an Investment Advisory and Management Agreement, effective as of January 31, 2001, Amended and Restated as of the 28th day of February, 2012, further Amended and Restated as of the 1st day of December, 2012, further Amended and Restated as of the 30th November, 2012, effective as of April 29, 2013, further Amended and Restated as of the 24th day of June, 2013, effective as of the 1st day of July, 2013, and further Amended and Restated as of the 10th day of September, 2021, effective as of 13th day of September, 2021, a copy of which has been provided to Sub-Adviser, the Trust has retained Jackson National Asset Management, LLC (the “Adviser”) to render advisory, management, and administrative services with respect to the Trust’s series;

WHEREAS, the Adviser has retained the Sub-Adviser as investment sub-adviser to provide the investment advisory services to the JNL/BlackRock Global Allocation Fund (the “Fund”), a series of the Trust, pursuant to a Sub-Advisory Agreement effective as of October 11, 2010, as amended (the “Sub-Advisory Agreement”);

WHEREAS, the Sub-Adviser wishes to retain the Sub-Sub-Adviser to provide it with certain sub-advisory services as described below in connection with the Sub-Adviser’s advisory activities with respect to the Fund, and the Trust and the Adviser have agreed that the Sub-Adviser may retain an affiliated investment adviser to provide certain advisory activities with respect to the Fund so long as Sub-Adviser shall be as fully responsible to the Trust for the acts and omissions of the Sub-Sub-Adviser as it is for its own acts and omissions;

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.                  Appointment. The Sub-Adviser hereby appoints the Sub-Sub-Adviser to act as sub-adviser with respect to the Fund and the Sub-Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.                  Services of the Sub-Sub-Adviser. Subject to the succeeding provisions of this section, the oversight and supervision of the Sub-Adviser and the Trust’s Board of Trustees, the Sub-Sub-Adviser will perform certain of the day-to-day operations of the Fund, which may include one or more of the following services, at the request of the Sub-Adviser: (a) acting as investment adviser for and managing the investment and reinvestment of those assets of the Fund as the Sub-Adviser may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (b) arranging, subject to the provisions of Section 3 hereof, for the purchase and sale of securities and other assets of the Fund; (c) providing investment research and credit analysis concerning the Fund’s investments, (d) assisting the Sub-Adviser in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for the Fund, and (f) maintaining the books and records as are required to support Fund investment operations. At the request of the Sub-Adviser, the Sub-Sub-Adviser will also, subject to the oversight and supervision of the Sub-Adviser and the Trust’s Board of Trustees, provide to the Sub-Adviser or the Trust any of the facilities and equipment and perform any of the services described in Section 3 of the Sub-Advisory Agreement. In addition, the Sub-Sub-Adviser will keep the Trust and the Sub-Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information the Sub-Sub-Adviser believes appropriate for this purpose. The Sub-Sub-Adviser will periodically communicate to the Sub-Adviser, at such times as the Sub-Adviser may direct, information concerning the purchase and sale of securities for the Fund, including: (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Sub-Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Sub-Advisory Agreement. The Sub-Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time) and the resolutions of the Trust’s Board of Trustees.

3.                  Covenants.

(a)               In the performance of its duties under this Agreement, the Sub-Sub-Adviser shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time and provided to the Sub-Sub-Adviser; (iv) the investment objectives and policies of the Fund as set forth in the Fund’s Registration Statement on Form N-1A and/or the

resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of Trustees of the Trust; and

(b)               In addition, the Sub-Sub-Adviser will:

(i)                 place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this section, in placing orders with brokers and dealers, the Sub-Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders. The Sub-Adviser has been provided with a copy of the Sub-Sub-Adviser’s order execution policy and hereby confirms that it has read and understood the information in the order execution policy and agrees to it. In placing orders, the Sub-Sub-Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Sub-Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Sub-Adviser or the Sub-Sub-Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Sub-Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Sub-Adviser and the Sub-Sub-Adviser to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. It is understood that the Sub-Sub-Adviser may utilize affiliates in connection with the placement of orders with issuers and brokers or dealers, but such use of affiliates shall not affect the responsibility of the Sub-Sub-Adviser to the Sub-Adviser for such activities. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Sub-Adviser may select brokers and dealers with which it or the Fund is affiliated;

(ii)              maintain books and records with respect to the Fund’s securities transactions and will render to the Sub-Adviser and the Trust’s Board of Trustees such periodic and special reports as they may request;

(iii)            maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Sub-Adviser makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial department of its affiliates; and

(iv)             treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

(c)               In addition, the Sub-Adviser:

(i)                 agrees that the Sub-Sub-Adviser may aggregate transactions for the Fund with transactions for other clients and/ or its own account. In relation to a particular order, aggregation may operate on some occasions to the advantage of the Sub-Adviser and on other occasions to the Sub-Adviser’s disadvantage. However, it must be unlikely that the aggregation of orders and transactions will work overall to the disadvantage of the Sub-Adviser before transactions will be aggregated;

(ii)              instructs the Sub-Sub-Adviser not to make or book client limit orders (being a specific instruction from the Sub-Adviser to buy or sell a financial instrument at a specified price limit or better and for a specified size) in respect of securities admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.

4.                  Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Sub-Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5.                  Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Sub-Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Sub-Adviser).

6.                  Agency Cross Transactions. From time to time, the Sub-Sub-Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Sub-Sub-Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Sub-Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from both parties to the transaction without the advisory client’s consent. This is because in a situation where the Sub-Sub-Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Sub-Sub-Adviser or an affiliate is receiving commissions from one or both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Sub-Sub-Adviser’s part regarding the advisory client. The SEC has adopted a rule under the Advisers Act which permits the Sub-Sub-Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Fund authorizes the Sub-Sub-Adviser or its affiliates to participate in agency cross transactions involving an Account. The Fund may revoke its consent at any time by written notice to the Sub-Adviser.

7.                  Compensation. Sub-Adviser agrees to pay to Sub-Sub-Adviser and Sub-Sub-Adviser agrees to accept as full compensation for all services rendered by Sub-Sub-Adviser as such a fee, computed daily and payable monthly, as agreed to between Sub-Sub-Adviser and Sub-Adviser from time to time.

8.                  Limitation on Liability. The Sub-Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Sub-Adviser or by the Trust or the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 8, the term “Sub-Sub-Adviser” shall include any affiliates of the Sub-Sub-Adviser performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Sub-Adviser and such affiliates.

9.                  Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect through September 30, 2022. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund from year to year through September 30th of each successive year following the initial term, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, and either event approved also by a majority of the Trustees of the Trust, who are not parties to this Agreement or interested persons of the Trust, or of the Adviser, or of the Sub-Adviser or Sub-Sub-Adviser (as such term is defined in the 1940 Act), cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Trust, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, upon giving sixty (60) days’ written notice to the Adviser, the Sub-Adviser, and the Sub-Sub-Adviser (which notice may be waived by the Sub-Sub-Adviser), or by the Adviser with the consent of the Board of Trustees of the Trust (including a majority of the Independent Trustees), or by the Sub-Adviser on sixty (60) days’ written notice to the Trust and other parties, or by the Sub-Sub-Adviser on sixty (60) days’ written notice (which notice may be waived by the Trust and the Sub-Adviser), and will terminate automatically upon any termination of the Sub-Advisory Agreement between the Trust and the Sub-Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

10.              Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

11.              Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

12.              Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.              Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

BlackRock Investment Management, LLC

By:	/s/ Melissa Buccilli
Name:	Melissa Buccilli
Title:	Director

BlackRock (Singapore) Limited

By:	/s/ Patrick Leung
Name:	Patrick Leung
Title:	Managing Director

BlackRock (Singapore) Limited

By:	/s/ Sarah Percy-Dove
Name:	Sarah Percy-Dove
Title:	Managing Director

Agreed and Accepted as of the date first set forth above

JNL Series Trust
on behalf of JNL/BlackRock Global Allocation Fund

By:	/s/ Mark D. Nerud
Name:	Mark D. Nerud
Title:	President and Chief Executive Officer